Exhibit 10.1

2005 Salaries; Annual Incentive Compensation Earned in 2004.

On March 1, 2005, the Board of Directors approved the following recommendations of the Executive Compensation and Employee Benefits Committee regarding compensation of the Company’s executive officers:

The 2005 salaries for Aqua America’s executive officers of $399,600 for Mr. DeBenedictis, $238,454 for Mr. Stahl, $210,132 for Mr. Smeltzer, $196,112 for Mr. Riegler and $184,246 for Mr. Hugus. Such salaries will become effective April 1, 2005.

The annual incentive compensation payouts under Aqua America’s 2004 Annual Cash Incentive Compensation Plan of $330,000 for Mr. DeBenedictis, $90,872 for Mr. Stahl, $79,186 for Mr. Smeltzer, $46,648 for Mr. Riegler, and $35,963 for Mr. Hugus.